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                         KPMG Peat Marwick LLP
                              Suite 1900
                         1021 East Cary Street
                       Richmond, Virginia  23219




                 CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Jefferson Bankshares, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Jefferson Bankshares, Inc. of our report dated January 16, 1996, relating to the statements of assets available for plan benefits of the Jefferson Bankshares, Inc. Deferred Compensation and Stock Purchase Plan for Non-Employee Directors as of December 31, 1995 and 1994, and the related statements of changes in assets available for plan benefits for each of the years in the three-year period ended December 31, 1995 which report appears in the December 31, 1995 Annual Report on Form 11-K of Jefferson
Bankshares, Inc.



                                   KPMG PEAT MARWICK LLP


Richmond, Virginia
January 14, 1996